NEWS FOR IMMEDIATE RELEASE
July 21, 2010
CONTACT: Kristi J. Gravelle
(509) 568 - 7800

Ambassadors Group, Inc. Reports Results for the Second Quarter of 2010

Spokane, WA. – July 21, 2010

Ambassadors Group, Inc. (NASDAQ:EPAX), a leading provider of educational travel experiences and online education research materials, announced $0.78 fully diluted per share earnings for the quarter ended June 30, 2010, a 21 percent decline from $0.99 fully diluted per share earnings for the second quarter of 2009. Net income for the quarters ended June 30, 2010 and 2009 was $15.2 million and $19.2 million, respectively. Fully diluted per share earnings for the six months ended June 30, 2010 was $0.40, a 44 percent decline from $0.72 for the same period in 2009. Net income for the six months ended June 30, 2010 and 2009 was $7.7 million and $13.9 million, respectively.

“The second quarter is a very important financial and operational quarter for our company,” stated Jeff Thomas, president and chief executive officer of Ambassadors Group, Inc.  “Typically, the second quarter is our largest revenue and earnings quarter of the year, and for this quarter we realized $34.5 million in net revenue while maintaining our gross margin at 42 percent.

Operationally, travel commenced for our largest program, the Student Ambassador Program.  In the quarter just ended, we traveled 13,396 delegates to 40 countries.  As previously discussed, we continually solicit feedback from our customers, and our earliest survey results indicate that our programs continue to be rated favorably in terms of quality and meeting customer expectations.

We have continued to maintain a strong balance sheet.  We concluded the quarter with $107.8 million in cash and short term investments, of which $52.5 million is defined as deployable cash, representing a 21 percent increase from our deployable cash measurement at June 30, 2009.  We continue to distribute capital back to our shareowners in the form of dividends totaling $2.3 million year to date and common stock share repurchases of $1.8 million in the second quarter.

In addition, we engaged in new initiatives in the quarter to build our mission and increase our brand awareness.  For example, we secured a partnership with the National Teacher of the Year Program, which allows us to give back to the teacher community as well as increase the profile of our programs.  We operated a 500-student program in New Orleans, themed around the five-year anniversary of Katrina and helping the residents of New Orleans rebuild.  We also traveled our first official Discovery Student Adventures, and the program feedback has been very positive.

As with every quarter, I appreciate the commitment we receive from our associates and shareholder base, as well as the continued support.”

Quarter Ended June 30, 2010

During the second quarter of 2010, we traveled 13,328 People to People Ambassador delegates and 68 Discovery Student Adventures travelers, a 16 percent decrease from 15,995 delegates traveling during the same quarter one year ago. Gross receipts in the second quarter of 2010 were $83.1 million as compared to $99.3 million in the second quarter of 2009. Gross margin decreased 14 percent, to $34.5 million in the second quarter of 2010 from $40.3 million in the same period of 2009. The decrease in both gross receipts and gross margin is directly related to the decline in the number of delegates traveled. Gross receipts and gross margin also include results of operations for BookRags of $0.8 million and $0.7 million in both the second quarter of 2010 and 2009. Gross margin as a percentage of gross receipts increased to 42 percent in the second quarter of 2010 from 41 percent in the second quarter of 2009.

Operating expenses were $12.4 million in the second quarter of 2010 compared to $12.6 million in the second quarter 2009, a decrease of 1 percent. Selling and marketing expenses were flat as a result of a benefit created by the accelerated timing of marketing expenses in the first quarter of 2010, offset by increased personnel costs related to integrating key new hires and nonrecurring promotional expenses. General and administrative expenses decreased $0.1 million, predominantly due to insurance benefits recorded during the quarter related to legal expense claims. For the second quarter 2010, our operating income was $22.1 million, compared to $27.7 million for the second quarter of 2009.

The Company realized other income of $0.5 million in the second quarter of 2010, compared to $0.6 million in the second quarter of 2009. The $0.1 million decrease in other income represents lower interest income earned as a result of lower prevailing interest rates.

Six months ended June 30, 2010

During the six months ended June 30, 2010, we traveled 14,131 People to People Ambassadors and 68 Discovery Student Adventures travelers, a 27 percent decrease from 19,487 delegates traveled during the same period one year ago. Comparing the six months ended June 30, 2010 and 2009, gross receipts decreased 21 percent to $86.2 million from $109.7 million, and gross margin decreased 21 percent to $36.1 million from $45.6 million, respectively. Gross margin as a percent of gross receipts was 42 percent for both the six months ended June 30, 2010 and 2009. The decline in gross receipts and gross margin was less than the decline in traveled delegates predominantly due to the absence of the 2009 presidential inauguration program. Gross receipts and gross margin for the six months ended June 30, 2010 also include results of operations for BookRags of $1.5 million and $1.3 million, respectively.  For the comparable period in 2009, BookRags reported $1.7 million and $1.5 million in gross receipts and gross margin, respectively.

Operating expenses for the six months ended June 30, 2010 and 2009 were $25.5 million and $24.8 million, respectively. Selling and marketing efforts account for the $0.7 million increase, while general and administrative expenses remained flat year over year. The increase in selling and marketing expenses is primarily due to higher personnel expenses as we filled several key management positions, accelerated commencement of some 2011 direct mail campaign expenses, and costs incurred related to new strategic alliances such as our partnership with the National Teacher of the Year. Operating income was $10.6 million and $20.8 million for the six months ended June 30, 2010 and 2009, respectively.

Other income was $0.8 million for the six months ended June 30, 2010, compared to $0.1 million for the six months ended June 30, 2009. The increase in other income is a result of the nonrecurring foreign currency loss of $1.0 million related to our over-hedged foreign currency contracts in the first quarter of 2009, offset by a $0.2 million decrease in interest income from lower prevailing interest rates during the first six months of 2010, compared to a year earlier.

Balance Sheet and Cash Flow

Total assets at June 30, 2010 were $179.2 million, of which 60 percent, or $107.8 million, were cash, cash equivalents and short-term available-for-sale securities. Total assets at June 30, 2009 were $184.4 million, of which 59 percent, or $109.5 million, were cash, cash equivalents and short-term available-for-sale securities. Our deployable cash (see definition following the cash flow statement of the press release) increased 21 percent, to $52.5 million, in the second quarter of 2010 from $43.4 million in the second quarter of 2009. Participant deposits at June 30, 2010 and 2009 were $67.0 million and $83.5 million, respectively, a 20 percent decline due to the decrease in net enrolled delegates.

Cash provided by operations was $33.5 million and $39.8 million during the six months ended June 30, 2010 and 2009, respectively. The $6.3 million decrease is primarily the result of lower current period earnings. Other notable operating activities include a decline in participant deposits and accounts payable, offset by a decrease in cash used for prepaid program expenses. Cash used in investing activities was $29.9 million and $22.2 million during the six months ended June 30, 2010 and 2009, respectively. This $7.7 million difference was due to an increase in cash used to purchase available-for-sale securities offset by a decrease in cash provided by the sale of available-for-sale securities.

Cash used in financing activities was $3.6 million and $2.4 million during the six months ended June 30, 2010 and 2009, respectively. During the six months ended June 30, 2010, we distributed $2.3 million in cash dividends to our shareholders and repurchased $1.8 million of our common stock. During the six months ended June 30, 2009, we distributed $2.3 million in cash dividends to our shareholders and repurchased $0.4 million of our common stock.

Outlook

As of July 19, 2010, the Company’s enrolled revenue for 2010 travel programs in comparison to the same date one year ago had decreased 17 percent. Enrolled revenue was $160.2 million, driven by the 26,825 net enrolled participants for 2010 travel programs compared to $192.7 million of enrolled revenue due to 34,671 net enrolled participants for 2009 on this same day one year ago. The decrease in enrolled revenue year over year is primarily due to the 23 percent decrease of net enrolled participants. Enrolled revenue consists of estimated gross receipts to be recognized upon future travel of enrolled participants and revenue recognized for any delegates who have completed travel. Net enrollments consist of all participants who have enrolled in the Company’s programs less those that have already withdrawn. There can be no assurance that enrolled revenue will result in actual gross receipts in the future.

The following summarizes our statements of operations for the quarters ended and six months ended June 30, 2010 and 2009 (in thousands, except per share amounts).

	UNAUDITED
	Six months ended June 30,		Quarter ended June 30,
	2010	2009	2010	2009
Gross receipts	$86,241	$109,691	$83,148	$99,286
Gross margin	$36,102	$45,573	$34,509	$40,292
Operating expenses:
Selling and marketing	18,848	18,130	9,219	9,258
General and administration	6,641	6,672	3,174	3,303
Total operating expenses	25,489	24,802	12,393	12,561

Operating income	10,613	20,771	22,116	27,731

Other income (expense)
Interest and dividend income	874	1,088	463	574
Foreign currency and other expense	(14)	(961)	—	—
Total other income	860	127	463	574
Income before income tax	11.473	20,898	22,579	28,305
Income tax provision	3,779	6,973	7,396	9,126
Net income	$7,694	$13,925	$15,183	$19,179

Net income per share — basic	$0.40	$0.73	$0.79	$1.01
Weighted average shares outstanding – basic	19,112	19,056	19,187	19,040
Net income per share — diluted	$0.40	$0.72	$0.78	$0.99
Weighted average shares outstanding – diluted	19,346	19,352	19,410	19,401

Gross receipts reflect total payments received by us for directly delivered and non-directly delivered programs, internet content sales, and advertising revenues. Gross margin consists of gross receipts, less program pass-through expenses for non-directly delivered programs, cost of sales for directly delivered programs, and content. For non-directly delivered programs, we do not actively deliver the operations of each program. For directly delivered programs however, we organize and operate all activities, including speakers, facilitators, events, accommodations and transportation.

The following summarizes our balance sheets as of June 30, 2010 and 2009, and December 31, 2009 (in thousands):

	UNAUDITED
		June 30,	December 31,
	2010	2009	2009
Assets
Cash and cash equivalents	$7,643	$22,176	$7,656
Available-for-sale securities and other	100,172	87,309	73,528
Foreign currency exchange contracts	—	—	1,076
Prepaid program cost and expenses	26,196	32,575	3,175
Accounts receivable	1,201	1,610	2,020
Deferred tax asset	578	431	25
Total current assets	135,790	144,101	87,480
Property and equipment, net	29,156	29,007	29,376
Available-for-sale securities	1,247	1,362	1,397
Deferred tax asset	—	320	—
Intangibles	3,107	2,570	2,822
Goodwill	9,781	6,911	6,911
Other long-term assets	110	118	109
Total assets	$179,191	$184,389	$128,095

Liabilities and Stockholders’ Equity
Accounts payable and accrued expenses	$14,408	$14,971	$5,188
Foreign currency exchange contracts	975	1,505	—
Participants’ deposits	66,982	83,531	31,137
Other liabilities	108	128	112
Total current liabilities	82,473	100,135	36,437
Deferred tax liability	13	—	652
Total liabilities	82,486	100,135	37,089
Stockholders’ equity	96,705	84,254	91,006
Total liabilities and stockholders’ equity	$179,191	$184,389	$128,095

The following summarizes our statements of cash flows for the six months ended June 30, 2010 and 2009 (in thousands):
	UNAUDITED
	Six months ended June 30,
	2010	2009
Cash flows from operating activities:
Net income	$7,694	$13,925
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	2,341	2,108
Deferred income tax (benefit) provision	(300)	(162)
Stock-based compensation	1,023	941
Excess tax benefit from stock-based compensation	(125)	(19)
(Gain) loss on sale of assets	12	(1)
Write down of property and equipment	254	—
Loss on foreign currency contracts	—	676
Change in assets and liabilities:
Accounts receivable and other current assets	820	356
Prepaid program costs and expenses	(23,022)	(28,415)
Accounts payable, accrued expenses, and other current liabilities	8,975	11,003
Participants’ deposits	35,845	39,365
Net cash provided by operating activities	33,517	39,777
Cash flows from investing activities:
Proceeds from sale of available-for-sale securities	25,847	30,067
Purchase of available-for-sale securities	(52,814)	(49,444)
Purchase and construction of property and equipment	(2,498)	(2,521)
Purchase of intangibles	(474)	(311)
Adjustments to goodwill	—	(13)
Net cash used in investing activities	(29,939)	(22,222)
Cash flows from financing activities:
Dividend payment to shareholders	(2,314)	(2,288)
Repurchase of common stock	(1,791)	(409)
Proceeds from exercise of stock options	389	321
Excess tax benefit from stock-based compensation	125	19
Capital lease payments and other	—	(11)
Net cash used in financing activities	(3,591)	(2,368)
Net increase (decrease) in cash and cash equivalents	(13)	15,187
Cash and cash equivalents, beginning of period	7,656	6,989
Cash and cash equivalents, end of period	$7,643	$22,176

Our operations are organized into two reporting segments, (1) “Ambassador Programs and Other”, which provides educational travel services to students, professionals and athletes through multiple itineraries within five travel program types and (2) “BookRags”, which provides online research capabilities through book summaries, critical essays, online study guides, lesson plans, biographies, and references to encyclopedia articles.

The following presents the segment operating performance during the three and six months ended June 30, 2010 and 2009 (in thousands):

	UNAUDITED
	Six months ended June 30,		Quarter ended June 30,
	2010	2009	2010	2009
Gross margin:
Ambassador Programs and Other	$34,804	$44,074	$33,855	$39,568
BookRags	1,298	1,499	654	724
Total consolidated gross margin	$36,102	$45,573	$34,509	$40,292

Operating income (loss):
Ambassador Programs and Other	$10,055	$19,775	$21,863	$27,240
BookRags	558	996	253	491
Total operating income (loss)	$10,613	$20,771	$22,116	$27,731

Assets:
Ambassador Programs and Other	$164,225	$173,247
BookRags	14,966	11,142
Total assets	$179,191	$184,389

Deployable cash is a non-GAAP liquidity measure. Deployable cash is calculated as the sum of cash and cash equivalents, short-term available-for-sale securities, and prepaid program costs and expenses, less the sum of accounts payable, accrued expenses and other short-term liabilities (excluding deferred taxes) and participant deposits. Free cash flow is a non-GAAP cash flow measure. Free cash flow is calculated as cash flow from operations less purchase of property, plant, equipment and intangibles. We believe these non-GAAP measures are useful to investors in understanding the cash available to deploy for current and future business opportunities as well as the cash generated within a calendar year for future use in operations.

The following summarizes our deployable cash as of June 30, 2010 and 2009, and December 31, 2009 (in thousands):

	UNAUDITED
	June 30,		December 31,
	2010	2009	2009
Cash, cash equivalents and short-term available-for-sale securities	$107,815	$109,485	$81,184
Prepaid program cost and expenses	26,196	32,575	3,175
Less: Participants’ deposits	(66,982)	(83,531)	(31,137)
Less: Accounts payable / accruals / other liabilities	(14,516)	(15,099)	(5,300)
Deployable cash	$52,513	$43,430	$47,922

The following summarizes our free cash flow as of June 30, 2010 and 2009, and December 31, 2009 (in thousands):

	UNAUDITED
	June 30,		December 31,
	2010	2009	2009
Cash flow from operations as reported	$33,517	$39,777	$16,138
Purchase of property, equipment and intangibles	(2,972)	(2,851)	(5,883)
Free cash flow	$30,545	$36,926	$10,255

Quarterly conference call and webcast`

We will host a conference call to discuss second quarter 2010 results of operations on Thursday, July 22, 2010 at 8:30 A.M. Pacific Time. You may join the call by dialing 888-417-2254 then use the pass code: 4344414. Or, you may also join the call via the Internet at www.ambassadorsgroup.com/EPAX. For post-view access, you may dial 888-203-1112 with the pass code 4344414 and follow the prompts, or visit www.ambassadorsgroup.com/EPAX. Post-view dial-in access and post-view Webcast access will be available beginning July 23, 2010.

Business overview

Ambassadors Group, Inc. (NASDAQ: EPAX) is a socially conscious education company located in Spokane, Washington. Ambassadors Group, Inc. is the parent company of Ambassador Programs, Inc., World Adventures Unlimited, Inc. and BookRags, Inc., an educational research website. The company also oversees the Washington School of World Studies, an accredited travel study and distance learning school. Additional information about Ambassadors Group, Inc. and its subsidiaries is available at www.ambassadorsgroup.com. In this press release, “Company”, “we”, “us”, and “our” refer to Ambassadors Group, Inc. and its subsidiaries.

Forward-Looking Statements

This press release contains forward-looking statements regarding our actual and expected financial performance and the reasons for variances between period-to-period results. Forward-looking statements, which are included per the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release and may not reflect risks related to international unrest, outbreak of disease, conditions in the travel industry, direct marketing environment, changes in economic conditions and changes in the competitive environment. We expressly disclaim any obligation to provide public updates or revisions to any forward-looking statements found herein to reflect any changes in our expectations or any change in events. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be met. For a more complete discussion of these and other factors, please refer to the Ambassadors Group, Inc. 10-K filed March 2, 2010 and proxy statement filed April 13, 2010.